EXHIBIT F

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of February 9, 2010 (this “Agreement”), by and among Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands exempted company (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (“Harbinger Special Situations”), Global Opportunities Breakaway Ltd., a Cayman Islands exempted company (“Global Opportunities”), and Spectrum Brands, Inc., a Delaware corporation (“Battery” and together with the Harbinger Parties (as defined herein), the “Parties” and each, a “Party”).

WHEREAS, as of the date hereof, each Harbinger Party is the Beneficial Owner (as defined herein) of: (i) the number of issued and outstanding shares of (A) non-voting common stock, par value $0.01 per share, of Russell Hobbs, Inc., a Delaware corporation (“RH”) (the “RH Non-Voting Common Stock”), (B) voting common stock, par value $0.01 per share, of RH (the “RH Voting Common Stock” and together with RH Non-Voting Stock, the “RH Common Stock”), (C) Series D Preferred Stock, par value $0.01 per share, of RH (the “RH Series D Preferred Stock”), and (D) Series E Preferred Stock, par value $0.01 per share, of RH (the “RH Series E Preferred Stock” and together with the RH Common Stock and the RH Series D Preferred Stock, the “RH Shares”), set forth opposite such Harbinger Party’s name on Schedule I; and (ii) the number of issued and outstanding shares of Battery Common Stock (the “Battery Shares”), set forth opposite such Harbinger Party’s name on Schedule I;

WHEREAS, each Harbinger Party is the Beneficial Owner of PIK Notes (as defined herein) in the outstanding principal amount set forth opposite such Harbinger Party’s name on Schedule I; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Battery, RH, Battery Merger Sub (as defined herein), RH Merger Sub (as defined herein) and Parent (as defined herein) are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Battery and RH would become wholly owned Subsidiaries of Parent through the (i) the merger of Battery Merger Sub with and into Battery (the “Battery Merger”) and (ii) the merger of RH Merger Sub with and into RH (the “RH Merger” and together with the Battery Merger, the “Mergers”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Certain Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Merger Agreement. For purposes of this Agreement:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise; provided, however, that for the avoidance of doubt, it is understood that any publicly traded corporation with respect to which the Harbinger Parties do not Beneficially Own a majority of the outstanding voting securities will be deemed not to be an Affiliate of the Harbinger Parties unless the Harbinger Parties have the right to designate a majority of the members of the board of directors; provided, further, that the foregoing proviso will not apply to HGI.

“Alternative Proposal” has the meaning set forth in the Merger Agreement.

“Battery Alternative Proposal” means an Alternative Proposal with respect to Battery.

“Battery Common Stock” means the common stock, par value $0.01 per share, of Battery.

“Battery Merger Sub” means Battery Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent.

“Beneficial Ownership” has the meaning specified in Rule 13d-3 promulgated under the Exchange Act and “Beneficially Owned” and “Beneficially Owns” have a correlative meaning.

“Covered Battery Shares” means, with respect to any Harbinger Party, all of the Battery Shares that are Beneficially Owned by such Harbinger Party as of the date hereof, together with any Battery Shares that such Harbinger Party acquires Beneficial Ownership of after the date hereof, including pursuant to any exercise, conversion or exchange of other securities, or pursuant to a stock dividend, distribution, split-up, recapitalization, combination or similar transaction.

“Covered RH Shares” means, with respect to any Harbinger Party, all of the RH Shares that are Beneficially Owned by such Harbinger Party as of the date hereof, together with any RH Shares that such Harbinger Party acquires Beneficial Ownership of after the date hereof, including pursuant to any exercise, conversion or exchange of other securities, or pursuant to a stock dividend, distribution, split-up, recapitalization, combination or similar transaction.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Governmental Authority” means any United States federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Harbinger Parties” means, collectively, Harbinger Master, Harbinger Special Situations and Global Opportunities, and “Harbinger Party” means any of the foregoing, individually.

“Indenture” means the Indenture, dated as of August 28, 2009, among Battery, the Guarantors listed on Schedule I thereto and U.S. Bank National Association, as trustee, as amended, supplemented or restated from time to time.

“Law” means any statute or law (including common law), constitution, code, ordinance, rule, treaty or regulation and any order of any applicable Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Locked-Up Covered Shares” means a number of Battery Shares equal to the sum of (i) one Battery Share plus (ii) the amount, if any, by which (a) 50% exceeds (b) two-thirds of the percentage of Battery Shares outstanding on the record date for the Superior Proposal Meeting or the Offer Commencement Date, as applicable, that are not Beneficially Owned by the Harbinger Parties, their Affiliates (other than Battery and its Subsidiaries) or any Person to whom a Harbinger Party Transfers any Covered Battery Shares after the date hereof, in each case at such time.

“Parent” means SB/RH Holdings, Inc., a Delaware corporation.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Authority.

“PIK Notes” means the 12% Senior Subordinated Toggle Notes due 2019, issued under the Indenture, together with all notes and other securities issued in exchange for such Notes.

“RH Alternative Proposal” means an Alternative Proposal with respect to RH; provided, however, that the term “RH Alternative Proposal” shall not include any discussions, inquiries, proposals or offers to the extent relating to a transaction involving all or any of Parent, Battery, RH or any of their respective Subsidiaries that would be completed after the Mergers are consummated.

“RH Merger Sub” means RH Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent.

“Subsidiary” means, with respect to any specified Person, (a) a corporation of which more than 50% of the voting or capital stock is, as of the time in question, directly or indirectly owned by such Person and (b) any partnership, joint venture, association or other entity in which such Person, directly or indirectly, owns more than 50% of the equity or economic interest thereof or has the power to elect or direct the election of more than 50% of the members of the governing body of such entity.

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“Superior Proposal” has the meaning set forth in the Merger Agreement; provided, however, that for purposes of Section 2.2(b), a Superior Proposal shall only be deemed to be a Superior Proposal if and only to the extent (i) such Superior Proposal is not a Non-Voting Superior Proposal (as defined in the Merger Agreement), (ii) that the per share consideration payable for or in respect of each Battery Share in such Superior Proposal is equal to at least $34.65, and (iii) such proposal is made by one or more Persons, each of whom is an Excluded Party in compliance with the provisions of Section 6.1 of the Merger Agreement.

Section 1.2	Defined Terms.
Term	Section
Agreement	Preamble
Battery	Preamble
Battery Merger	Recitals
Battery Shares	Recitals
Battery Voting Event	2.2(a)
Contract	3.1(c)
Encumbrances	3.1(a)
Global Opportunities	Preamble
Harbinger Master	Preamble
Harbinger Representatives	2.3
Harbinger Special Situations	Preamble
Merger Agreement	Preamble
Mergers	Recitals
Offer	2.2(b)(ii)
Offer Commencement Date	2.2(b)(ii)
Parties	Preamble
Party	Preamble
RH	Recitals
RH Common Stock	Recitals
RH Merger	Recitals
RH Non-Voting Common Stock	Recitals
RH Series D Preferred Stock	Recitals
RH Series E Preferred Stock	Recitals
RH Shares	Recitals
RH Stockholder Approval	2.1(a)
RH Voting Common Stock	Recitals
RH Voting Event	2.1(a)
Superior Proposal Meeting	2.2(b)(i)
Termination Event	2.2(b)(ii)
Transfer	4.1

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ARTICLE II

HARBINGER AGREEMENTS TO VOTE; NO SOLICITATION

Section 2.1	RH Voting Event.

(a)       The Merger Agreement and the transactions contemplated thereby have been submitted to the Harbinger Parties and shall be adopted by written consent by the Harbinger Parties in their capacity as stockholders of RH (the “RH Stockholder Approval”) as promptly as practicable after the date hereof. During the term of this Agreement, the Harbinger Parties shall not take any action that would revoke the RH Stockholder Approval or restrict or otherwise affect the effectiveness of the RH Stockholder Approval. Without limiting the foregoing, each Harbinger Party agrees that, during the term of this Agreement, at any duly called meeting of the stockholders of RH (or any adjournment or postponement thereof) or any request for the execution of written consents in lieu of a meeting of the stockholders of RH (each, an “RH Voting Event”), such Harbinger Party shall, or shall cause the applicable holder of record of its Covered RH Shares to, appear at the meeting, in person or by proxy, or otherwise cause its Covered RH Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote (or cause to be voted), in person or by proxy (or deliver, or cause to be delivered, a written consent covering), all of its Covered RH Shares, in each case to the fullest extent that such matters are submitted for the vote or written consent of the holder of such Covered RH Shares and that the Covered RH Shares are entitled to vote thereon or consent thereto: (i) in favor of the adoption of the Merger Agreement, the RH Merger and the other transactions contemplated by the Merger Agreement (and any related proposal offered in furtherance thereof, as reasonably requested by Battery or RH); (ii) against any action or proposal that would reasonably be expected to result in a material breach of any covenant, representation or warranty, or other obligation or agreement of RH contained in the Merger Agreement; and (iii) except with the written consent of Battery, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (A) any RH Alternative Proposal or (B) any other action or proposal, involving RH or any Subsidiary of RH, that would reasonably be expected to prevent or materially impede, interfere with or delay the RH Merger or any other transaction contemplated by the Merger Agreement.

(b)       For the avoidance of doubt, each Harbinger Party agrees that, during the term of this Agreement, the obligations of such Harbinger Party specified in Section 2.1(a) shall not be affected by any change in the recommendation of the Board of Directors of RH.

(c)       Except as set forth in this Section 2.1, the Harbinger Parties shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of RH at any RH Voting Event.

Section 2.2	Battery Voting Event.

(a)       Except as set forth in Section 2.2(b), each Harbinger Party agrees that, during the term of this Agreement, at any duly called meeting of the stockholders of Battery (or any adjournment or postponement thereof) or any request for the execution of written consents in lieu of a meeting of the stockholders of Battery (each, a “Battery Voting Event”), such Harbinger Party shall, or shall cause the applicable holder of record of its

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Covered Battery Shares to, appear at the meeting, in person or by proxy, or otherwise cause its Covered Battery Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote (or cause to be voted), in person or by proxy (or deliver, or cause to be delivered, a written consent covering), all of its Covered Battery Shares, in each case to the fullest extent that such matters are submitted for the vote or written consent of the holder of such Covered Battery Shares and that the Covered Battery Shares are entitled to vote thereon or consent thereto: (i) in favor of the adoption of the Merger Agreement, the Battery Merger and the other transactions contemplated by the Merger Agreement (and any related proposal offered in furtherance thereof, as reasonably requested by Battery or RH); (ii) against any action or proposal that would reasonably be expected to result in a material breach of any covenant, representation or warranty, or other obligation or agreement of Battery contained in the Merger Agreement; and (iii) except with the written consent of Battery, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (A) any Battery Alternative Proposal or (B) any other action or proposal, involving Battery or any Subsidiary of Battery, that would reasonably be expected to prevent or materially impede, interfere with or delay the Battery Merger or any other transaction contemplated by the Merger Agreement.

(b)       Notwithstanding Section 2.2(a), in the event that the Merger Agreement is terminated pursuant to Section 8.1(e) thereof, the obligation of the Harbinger Parties to vote their Covered Battery Shares in the manner set forth in Section 2.2(a) shall be modified such that:

(i)        in respect of any Superior Proposal that is not in the form of an Offer and as a result of which the Merger Agreement was terminated, the Harbinger Parties shall vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, the Locked-Up Covered Shares in favor of such Superior Proposal (the meeting or written consent in respect thereof, the “Superior Proposal Meeting”), and the Harbinger Parties shall, in their sole discretion vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering all of their Covered Battery Shares that are not Locked-Up Covered Shares in any manner they choose in respect of such matter.

(ii)       in respect of any Superior Proposal that is in the form of a tender offer or an exchange offer for shares of Battery Common Stock (an “Offer” and the date of the commencement of the Offer, the “Offer Commencement Date”) and as a result of which the Merger Agreement was terminated, the Harbinger Parties shall validly tender or cause to be validly tendered, pursuant to and in accordance with the terms of the Offer, the Locked-Up Covered Shares prior to the expiration of the Offer, and the Harbinger Parties shall, in their sole discretion, tender or refrain from tendering any of their other Covered Battery Shares that are not Locked-Up Covered Shares. The Harbinger Parties shall deliver to the depositary designated in the Offer in respect of the Locked-Up Covered Shares, all documents or instruments required to be delivered pursuant to the terms of the Offer. Following the tender of the Locked-Up Covered Shares as required by this Section 2.2(b)(ii), the Harbinger Parties shall not withdraw any Locked-Up Covered Shares from the Offer, unless and until (A) the Offer has been terminated in accordance with the terms thereof, (B) this Agreement has been terminated in accordance with Section 6.2, (C) Battery shall have taken any of the actions described in Section 2.2(b)(iii) below, or

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(D) the consideration payable in respect of Battery Shares in the Offer is reduced (each of the events described in clauses (A) through (D), a “Termination Event”). From the Offer Commencement Date through the date of the earliest to occur of any of the Termination Events, no Harbinger Parties shall, and each shall cause its Affiliates not to, acquire Beneficial Ownership of any Battery Shares unless such acquired Battery Shares are included in the number of Battery Shares Beneficially Owned by the Harbinger Parties or their Affiliates (other than Battery and its Subsidiaries) for purposes of the calculation set forth in the definition of Locked-Up Covered Shares in Section 1.1.

(iii)      The obligations of the Harbinger Parties in this Section 2.2(b) shall automatically terminate and be of no further force and effect (without notice or any further action on the part of any Harbinger Party) if, at any time on or after the date that the Merger Agreement shall have been terminated, Battery: (A) issues any Battery Shares or, directly or indirectly, acquires, redeems, issues, delivers, sells or otherwise disposes of any Battery Shares or any securities convertible into, or exercisable or exchangeable for, any Battery Shares (other than any issuance of Battery Shares upon the exercise of equity awards under the Battery Incentive Plan (as defined in the Merger Agreement)) or authorizes any such action (other than any authorization made in connection with the Superior Proposal); (B) splits, combines or reclassifies Battery Shares or issues any other security in respect of, in lieu of or in substitution for Battery Shares; or (C) declares, sets aside, makes or pays any dividend or other distribution which is payable (in whole or in part) in voting stock with respect to the Battery Shares.

(c)       To the fullest extent permitted by applicable Law, each Harbinger Party hereby waives any rights of appraisal or rights to dissent from the Mergers that it may have under applicable Law.

(d)       Except as set forth in this Section 2.2, the Harbinger Parties shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of Battery at any Battery Voting Event.

                 Section 2.3      Harbinger No Solicitation.  During the term of this Agreement, each Harbinger Party shall not, and shall instruct its respective directors, officers, managers, employees, investors, Affiliates and representatives (including any investment banking, legal or accounting firm retained by any of them) (collectively, the “Harbinger Representatives”) not to, directly or indirectly, (a) initiate, knowingly encourage, knowingly facilitate, solicit or seek (including in each case by way of furnishing non-public information to any Person) any inquiries with respect to, or the making, submission, announcement or implementation of, any proposal or other action that constitutes, or may reasonably be expected to lead to, any RH Alternative Proposal, (b) participate in any discussions or negotiations with any Person (whether such discussions or negotiations are initiated by Battery, RH, the Harbinger Parties, the Harbinger Representatives or a third party), other than Battery, RH or their respective representatives, regarding such inquiries or relating to a RH Alternative Proposal, (c) provide any information, documentation or data to any Person, other than Battery, RH or their respective representatives, relating to a RH Alternative Proposal, or (d) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement,

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partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any RH Alternative Proposal, or resolve or agree to take any such action; and provided, however, that nothing herein shall be deemed to preclude any Harbinger Party or any Harbinger Representatives from engaging in any discussions with RH, Battery or any of their respective Representatives; provided, further, that the foregoing shall not in any way limit or restrict any Harbinger Party or any Harbinger Representatives (other than RH or its Subsidiaries) from making or considering proposals to acquire or agreeing to acquire or acquiring any other Person or restrict the Harbinger Parties or any of their respective Representatives (other than RH or its Subsidiaries) from engaging in discussions or negotiations relating to a transaction to be effected by all or any of Parent, Battery, RH or any of their respective Subsidiaries after the Mergers as long as, in any such case, taking such action would not reasonably be expected to prevent the satisfaction of the conditions set forth in Article 7.1(e) of the Merger Agreement prior to the Outside Date (it being understood and agreed that consultation with members of the management team of RH with respect to any of the foregoing shall be permissible).

Section 2.4      PIK Notes.  Each Harbinger Party agrees that, during the term of this Agreement:

(a)       Consent Solicitation. To the extent that the PIK Notes held by such Harbinger Party are treated as outstanding and it is eligible to participate in the Consent Solicitation, it shall consent to the amendments to the Indenture proposed therein by Battery in accordance with Section 6.22 of the Merger Agreement.

(b)       Change of Control Offer. In the event that it receives a Change of Control Offer (as defined in the Indenture) as a result of the Mergers, it shall not require Battery to repurchase any PIK Notes that it Beneficially Owns.

Section 2.5      Issuance of RH Special Preferred Stock. The Harbinger Parties agree that if Battery (acting through, or consistent with the recommendation of, the Special Committee) shall have (a) failed to obtain the requisite consents needed to amend the Indenture as contemplated by Section 6.22 of the Merger Agreement and (b) reasonably determined, at any time after the date of such failure and at least 20 days prior to the Outside Date, that the condition set forth as item 14 on Exhibit E to the Debt Commitment Letter with respect to the minimum amount of Availability (as defined in the Debt Commitment Letter) (the “Availability Condition”) would not reasonably be expected to be satisfied prior to the Outside Date, then within 5 Business Days of such determination, Battery shall have the right, at its discretion, to require the Harbinger Parties to cause RH to issue and sell to the Harbinger Parties (or their designees), and the Harbinger Parties (or their designees) shall purchase (which transaction shall occur immediately prior to the Effective Time) for an aggregate purchase price not to exceed $100,000,000 in any circumstance, shares of a newly issued series of preferred stock of RH (the “Special RH Preferred Stock”). Such shares of Special RH Preferred Stock shall in the RH Merger automatically be converted into the right to receive an aggregate number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the aggregate purchase price for such Special Preferred Stock by (ii) $27.00 (as adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other similar change with respect to the Parent Common Stock or the Battery Common Stock). Notwithstanding anything to the contrary contained herein, the closing of any such purchase and sale of shares of preferred stock of RH shall be contingent on the closing of the Mergers.

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Section 2.6      Purchase of Battery Stock. From the date hereof through the termination of the Merger Agreement, each Harbinger Party agrees that it shall not acquire or agree to acquire, directly or indirectly, any shares of Battery Common Stock except as otherwise provided for herein or in the Merger Agreement.

Section 2.7      Indemnity Agreement. Harbinger Master shall comply with the terms and conditions of the Indemnity Agreement and agrees that the Indemnity Agreement shall not be amended or modified and no waiver of, or consent thereunder, shall be effective (i) prior to the Closing, without the approval of a majority of the members of the Special Committee and (ii) after the Closing, for so long as the Harbinger Parties are a “Significant Stockholder”, without the approval of a majority of the members of the Special Nominating Committee (as defined in the by-laws of Parent).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1      Representations and Warranties of the Harbinger Parties. Each Harbinger Party, severally and not jointly, represents and warrants to Battery as follows:

(a)       Ownership of Instruments. As of the date of this Agreement, such Harbinger Party is the Beneficial Owner of the RH Shares, the Battery Shares and the PIK Notes, respectively, set forth on Schedule I opposite such Harbinger Party’s name. Except for Liens created under this Agreement or Liens that shall not affect such Harbinger Party’s ability to comply with its obligations under this Agreement, such Harbinger Party has, as of the date hereof, good and valid title to its RH Shares, Battery Shares and PIK Notes, free and clear of Liens, proxies, powers of attorney, voting trusts or agreements (collectively, the “Encumbrances”) other than any restrictions under securities laws and shall have, subject to Article IV, good and valid title to such shares as of the time of any Battery Voting Event, Superior Proposal Meeting, Offer Commencement Date or RH Voting Event, as applicable, free and clear of Encumbrances. Such Harbinger Party further represents that, as of the date hereof and as of the time of any RH Voting Event, Superior Proposal Meeting, Offer Commencement Date or Battery Voting Event, any proxies given in respect of it RH Shares or Battery Shares, as applicable, have been revoked. As of the date hereof, other than the Merger Agreement and the agreements referred to therein, no Harbinger Party nor any Affiliate thereof is a party to, or bound by, any agreement (other than this Agreement) relating to the Mergers, any Battery Alternative Proposal, the voting of any of its Battery Shares or the sale, transfer or other disposition of its Covered Battery Shares, or has any other arrangement or understanding with any other holder of Battery Shares relating to any of the foregoing.

(b)       Organization and Authority. Such Harbinger Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite or power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the

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consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, partnership, limited liability company or other action of such Harbinger Party. This Agreement has been duly and validly executed and delivered by such Harbinger Party, and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of such Harbinger Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)       Consents; No Conflicts. The execution and delivery of this Agreement by such Harbinger Party, and the performance by such Harbinger Party of its obligations hereunder, shall not (i) conflict with any provision of the certificate of incorporation or bylaws or other similar organizational documents of such Harbinger Party, (ii) result in any violation of or default or loss of a benefit under or require any consent under, or permit the acceleration or termination of any obligation under, any agreement or other instrument to which such Harbinger Party is a party, (iii) violate any Law applicable to such Harbinger Party, (iv) conflict with any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation of any kind (a “Contract”) to which such Harbinger Party is a party or by which such Harbinger Party’s Covered RH Shares or Covered Battery Shares are bound, except with respect to any such violations, breaches, defaults or conflicts as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Harbinger Party to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis, or (v) require any clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority.

Section 3.2      Representations and Warranties of Battery. Battery hereby represents and warrants to each of the other Parties as follows:

(a)       Organization and Authority. Battery is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Battery. This Agreement has been duly and validly executed and delivered by Battery, and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of Battery, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)       Consents; No Conflicts. The execution and delivery of this Agreement by Battery, and the performance by Battery of its obligations hereunder, shall not (i) conflict with any provision of the certificate of incorporation or bylaws of Battery, (ii) result in any violation of or default or loss of a benefit under or require any consent under, or permit the acceleration or termination of any obligation under, any agreement or other instrument to which Battery is a party, (iii) violate any Law applicable to Battery, (iv) conflict with any provision of any Contract to which Battery is a party, except with respect to any such violations, breaches, defaults or

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conflicts as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Battery to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis, or (v) require any clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority.

ARTICLE IV

TRANSFERS BY HARBINGER PARTIES

Except as otherwise provided herein, during the term of this Agreement, each Harbinger Party agrees, severally and not jointly, that it shall not: (a) sell, transfer, pledge, encumber, tender, gift, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition (each, a “Transfer”) of, its Covered Battery Shares, Covered RH Shares or PIK Notes, or any interest contained therein; (b) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to its Covered Battery Shares, Covered RH Shares or PIK Notes other than this Agreement; (c) enter into, or deposit its Covered Battery Shares, Covered RH Shares or PIK Notes into a voting trust or take any other action which would reasonably be expected to result in a diminution of the voting power represented by its Covered Battery Shares, Covered RH Shares or PIK Notes; or (d) commit or agree to take any of the foregoing actions; provided, that a Harbinger Party may Transfer its Covered Battery Shares, Covered RH Shares or PIK Notes only if the transferee with respect to such Harbinger Party’s Covered Battery Shares, Covered RH Shares or PIK Notes agrees in writing in a form reasonably satisfactory to Battery to be bound by the terms of this Agreement with respect to the securities subject to such Transfer, to the same extent as such Harbinger Party is bound hereunder (including with respect to any Locked-Up Covered Shares Transferred to the transferee, on a pro rata basis based on the number of Locked-Up Covered Shares Transferred to such transferee).

ARTICLE V

FIDUCIARY DUTIES

Section 5.1      Harbinger Parties. Notwithstanding anything in this Agreement to the contrary, (a) no Harbinger Party makes any agreement or understanding herein in any capacity other than in its capacity as a Beneficial Owner of RH Shares or Battery Shares, as applicable, and (b) nothing herein shall be construed to limit or affect any action or inaction by any Affiliate, officer, director or direct or indirect equityholder of any Harbinger Party acting in his or her capacity as a director of RH or Battery, as applicable; provided, however, that this Article V shall not relieve any such Person from any liability or obligation that he, she or it may have independently of this Agreement or as a consequence of any action or inaction by such Person.

Section 5.2      Battery. Nothing herein shall be construed to limit or affect any action or inaction by (a) Battery in accordance with the terms of the Merger Agreement or (b) any Affiliate (excluding the Harbinger Parties), officer, director or direct or indirect equity holder of Battery acting in his or her capacity as a director or officer of Battery; provided, however, that this Article V shall not relieve any such Person from any liability or obligation that he, she or it may have independently of this Agreement or as a consequence of any action or inaction by such Person.

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ARTICLE VI

MISCELLANEOUS

Section 6.1      Expenses. Except as set forth in the Merger Agreement, all costs and expenses incurred by any Party in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 6.2      Termination. Except as set forth in this Section 6.2, this Agreement shall automatically terminate upon the earlier of (i) the valid termination of the Merger Agreement in accordance with its terms and (ii) the closing of the Mergers. Notwithstanding the foregoing, (a) the provisions of this Article VI shall survive termination of this Agreement and the provisions of Section 2.4(b) shall survive termination of this Agreement as a result of the closing of the Mergers, (b) subject to the limitation contained in Section 2.2(b)(iii), the obligations contained in Section 2.2(b) shall survive until the six-month anniversary of the valid termination of the Merger Agreement and (c) all of the representations and warranties in this Agreement shall terminate and be of no further force or effect upon termination of this Agreement; provided, however, that no Party shall be relieved from any liability for a material breach of this Agreement by reason of any such termination; provided, further, that the aggregate liability of the Harbinger Parties for any and all such material breaches, together with the aggregate liability of RH for any and all “willful and material breaches” (as defined in the Merger Agreement) under the Merger Agreement, shall be limited to and shall in no event exceed an aggregate amount equal to $50,000,000 (inclusive of the Reverse Termination Fee).

Section 6.3      No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in RH or Battery any direct or indirect ownership or incidence of ownership of or with respect to any securities addressed herein. All rights, ownership and economic benefits of and relating to the securities addressed herein shall remain vested in and belong to the appropriate Harbinger Party, and Battery shall not have any authority to direct the Harbinger Parties in the voting or disposition of any of the securities addressed herein, as the case may be, except as otherwise provided herein.

Section 6.4      Waiver and Amendment; Remedies Cumulative. Subject to applicable Law, (a) any provision of this Agreement or any inaccuracies in the representations and warranties of any of the Parties or compliance with any of the agreements or conditions contained in this Agreement may be waived or (b) the time for the performance of any of the obligations or other acts of the Parties here may be extended at any time prior to the consummation of the Mergers. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Party against whom waiver is sought; provided, that any extension or waiver given in compliance with this Section 6.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any of the provisions of this Agreement may be amended at any time by the mutual written agreement of the Parties. No failure or delay on the part of any Party

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hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 6.5      Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed), sent by a nationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to any Harbinger Party:

c/o Harbinger Capital Partners

450 Park Avenue, 31st Floor

New York, New York 10022

Fax No.: (212) 658-9311

Attention: Robin Roger, General Counsel

and with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:	Jeffrey D. Marell, Esq.
Mark A. Underberg, Esq.
Fax No.:	(212) 757-3990

If to Battery:

Spectrum Brands, Inc.

Six Concourse Parkway, Suite 3300

Atlanta, GA 30328

Attention: John T. Wilson, Esq.

Fax No.: (770) 829-6928

and with copies to:

Sutherland Asbill & Brennan LLP

999 Peachtree Street, N.E.

Atlanta, GA 30309

Fax No.: (770) 853-8806

Attention:	Mark D. Kaufman, Esq.
David A. Zimmerman, Esq.

and

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Jones Day

222 East 41st Street

New York, New York 10017

Fax No.: (212) 755-7306

Attention:	Robert A. Profusek, Esq.
Andrew M. Levine, Esq.

Section 6.6      Assignment. Except as expressly permitted herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 6.7      Governing Law. This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties, whether arising in Law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without regard to its rules regarding conflicts of Law to the extent that the application of the Laws of another jurisdiction would be required thereby.

Section 6.8      Interpretation. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(a)       The article and section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation hereof.

(b)       When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference shall be to an article or a section, paragraph, exhibit or schedule hereof unless otherwise clearly indicated to the contrary.

(c)       Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d)       The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)       The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(f)        The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

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(g)       A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified.

(h)       All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(i)        The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.

(j)        Any statute or rule defined or referred to herein or in any agreement or instrument that is referred to herein means such statute or rule as from time to time amended, modified or supplemented, including by succession of comparable successor statutes or rules and references to all attachments thereto and instruments incorporated therein.

Section 6.9      Consent to Jurisdiction. Each of the Parties hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and obligations arising hereunder brought by any other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 6.9, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement or the subject mater hereof, may not be enforced in or by such courts.

Section 6.10    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

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Section 6.11    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the Parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 6.12    Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Merger Agreement to the extent referred to herein) constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties hereto with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies hereunder.

Section 6.13	Specific Performance.

(a)       The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any Party. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled to at Law or in equity.

(b)       Notwithstanding the Parties’ rights to specific performance or injunctive relief pursuant to this Section 6.13(a) and subject to the limitation contained in the last sentence of this Section 6.13(b), each Party may pursue any other remedy available to it at Law or in equity, including monetary damages; provided, that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be subject to the limitations contained in Section 6.2. Notwithstanding anything in this Agreement to the contrary, prior to the termination of this Agreement in accordance with its terms, no Party hereto shall be permitted to make any claim or commence any action, suit or proceeding seeking monetary damages against any other Party hereto in connection with or arising out of this Agreement or the Transaction; provided, that the foregoing shall be without prejudice to the right of any Party to seek such monetary damages following such termination in accordance with, and subject to the limitations set forth in, this Agreement (including as specified in Section 6.2).

Section 6.14    Further Assurances. At any time or from time to time after the date hereof and prior to the termination of this Agreement, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments

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or documents and to take all such further action as such other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties.

Section 6.15    Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the Parties agree to exchange original signatures as promptly as possible.

Section 6.16    Non-Recourse. The Parties further agree that (a) in no event shall either Party, its Subsidiaries or any of their respective Affiliates seek (and each shall cause its controlled Affiliates not to seek) any monetary damages or any other recovery, judgment or damages of any kind in excess of $50,000,000, less the total of any amounts paid or payable by the other Party (including, in the case of the Harbinger Parties, amounts paid or payable by RH) under the Merger Agreement (in respect of monetary damages and/or the Termination Fee or Reverse Termination Fee, as applicable), in each case against or from the other Party and (b) in no event shall any former, current or future direct or indirect equity holders, controlling Persons, representatives, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of either Party (collectively, “Non-Recourse Parties”) have any other liability relating to or arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, and no Party, its Subsidiaries or any of their respective Affiliates shall seek (and each shall cause its controlled Affiliates not to seek) any monetary damages or any other recovery, judgment, or damages of any kind against any of the Non-Recourse Parties, and each Party, its Subsidiaries and their respective Affiliates shall be precluded from any remedy against any of the Non-Recourse Parties at law or in equity or otherwise.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SPECTRUM BRANDS, INC.
By:	/s/ Kent Hussey
Name: Kent Hussey Title: Chief Executive Officer

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
By:	Harbinger Capital Partners LLC, its Investment Manager
By:	/s/ Peter Jenson
Name: Peter Jenson Title: Vice President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.
By:	Harbinger Capital Partners Special Situations GP, LLC, its general partner
By:	/s/ Peter Jenson
Name: Peter Jenson Title: Vice President

GLOBAL OPPORTUNITIES BREAKAWAY LTD.
By:	Harbinger Capital Partners II LP, its Investment Manager
By:	/s/ Peter Jenson
Name: Peter Jenson Title: Vice President

SCHEDULE I

Harbinger Party	RH Non-Voting Common Stock	RH Voting Common Stock	RH Series D Preferred Stock	RH Series E Preferred Stock	PIK Notes	Battery Shares
Harbinger Master	575,656,139	–	78,687.880	50,000	$53,173,753	8,629,153
Harbinger Special Situations	–	163,357,169	31,543.456	–	$6,914,397	1,876,223
Global Opportunities	–	–	–	–	–	1,453,850